Execution Version
LOCK-UP AGREEMENT
August 15, 2024
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
BMO Capital Markets Corp.
As representatives of the several Underwriters
c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
c/o RBC Capital Markets, LLC
200 Vesey Street, 8th Floor
New York, New York 10281
c/o BMO Capital Markets Corp.
151 W 42nd Street, 32nd Floor
New York, New York 10036
Ladies and Gentlemen:
The undersigned understands that Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and BMO Capital Markets Corp. (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Sonida Senior Living, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of 4,300,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 19, 2024.

    To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, and will not cause any direct or indirect controlled affiliate to (which, for the avoidance of doubt, will not include the Company), and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus supplement (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”)), by the undersigned or any other securities so owned that are convertible into or exercisable or exchangeable (directly or indirectly) for, or that represent the right to receive, shares of Common Stock (“Other Securities”) or (2) enter into any swap, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or Other Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or Other Securities, in cash or otherwise. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which would reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Common Stock or Other Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock, Other Securities, in cash or otherwise.
Notwithstanding the foregoing, the provisions of the immediately preceding paragraph shall not apply to or prohibit any of the following transactions:

(a)
transactions relating to shares of Common Stock or Other Securities acquired in open market transactions after the completion of the Public Offering; provided that if any filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or Other Securities acquired in such open market transactions, such filing shall clearly indicate that such filing relates to the Shares of Common Stock or Other Securities acquired in open market transactions after the completion of the Public Offering;

(b)	transfers of shares of Common Stock or Other Securities as a bona fide gift or charitable contribution;

(c)	transfers of shares of Common Stock or Other Securities by will or intestacy;

(d)
transfers of shares of Common Stock or Other Securities to any trust or other bona fide estate planning vehicle for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust or other bona fide estate planning vehicle, to a trustor or beneficiary of the trust or other bona fide estate planning vehicle to the estate of a beneficiary of such trust or other bona fide estate planning vehicle (for purposes of this agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(e)
transfers of shares of Common Stock or Other Securities to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(f)	transfers of shares of Common Stock or Other Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (b) through (e) above;

(g)	distributions of shares of Common Stock or Other Securities to limited partners, members, owners or stockholders of the undersigned;

(h)	transfers of shares of Common Stock or Other Securities by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(i)
transfers of shares of Common Stock or Other Securities to the Company from an employee or director of the Company upon death, disability or termination of employment, in each case, of such employee or director;

(j)
transfers or dispositions of shares of Common Stock or Other Securities to the Company in connection with vesting, settlement, or exercise of restricted stock awards, restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock awards, restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this agreement, and provided further that any such restricted stock awards, restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement and the Prospectus;

(k)
transfers of shares of Common Stock or Other Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s shares of Common Stock or Other Securities shall remain subject to the provisions of this agreement;

(l)
establishing a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; or

(m)	transfers of shares of Common Stock or Other Securities to the undersigned’s affiliates or to any investment fund or other entity controlled by or controlling the undersigned;

provided that (A) in the case of any transfer pursuant to clause (b), such transfer shall not involve a disposition for value and each donee shall sign and deliver a lock up agreement substantially in the form of this agreement, (B) in the case of any transfer or distribution pursuant to clause (c), (d), (e), (f), (g), (h) and (m), each devisee, transferee or distributee shall sign and deliver a lock up agreement substantially in the form of this agreement, (C) in the case of any transfer or distribution pursuant to clause (c), (d), (e) and (f), (g) and (m), no filing under Section 16(a) of the Exchange Act by the undersigned reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Restricted Period, and (D) in the case of any transfer or dispositions pursuant to clause (b), (h), (i) and (j), it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement by the undersigned reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or disposition shall be legally required during the Restricted Period, then such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer or disposition.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or Other Securities; provided, that the forgoing shall not restrict the Company from preparing and filing with the SEC a registration statement of the Company providing for the registration and resale of all of the shares of Common Stock issued by the Company to the Purchasers under the Securities Purchase Agreement, dated February 1, 2024. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock and Other Securities except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this agreement or the subject matter hereof nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Shares and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering or sell any Shares at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

This agreement shall automatically terminate, and the undersigned will be released from all of its obligations hereunder, upon the earliest to occur, if any, of (a) the date that the Company advises the Representatives, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (b) the date that the Company withdraws the Registration Statement related to the Public Offering before the execution of the Underwriting Agreement, (c) if the Underwriting Agreement is executed but terminated prior to payment for and delivery of the Shares to be sold thereunder, the date that the Underwriting Agreement is terminated (without regard to any provisions thereof that survive termination), or (d) August 30, 2024 if the Public Offering of the Shares has not been completed by such date. In addition, in the event that the Representatives consent to the release of the restrictions set forth herein with respect to any shares of Common Stock or Other Securities held by Silk Partners, LP or its affiliates, the Representatives will agree to a proportional release of the restrictions set forth herein with respect to the shares of Common Stock or Other Securities, as applicable, held by the undersigned and its affiliates.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This agreement may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours, COVERSANT DALLAS PARKWAY (A) LP By: Conversant GP Holdings, LLC, its general partner

By:	/s/ Paul Dumaine
Name: Paul Dumaine Title: General Counsel

Address:Conversant Dallas Parkway (A) LP c/o Conversant Capital LLC 25 Deforest Avenue Summit, New Jersey 07901

Very truly yours, COVERSANT DALLAS PARKWAY (B) LP By: Conversant GP Holdings, LLC, its general partner

By:	/s/ Paul Dumaine
Name: Paul Dumaine Title: General Counsel

Address:Conversant Dallas Parkway (A) LP c/o Conversant Capital LLC 25 Deforest Avenue Summit, New Jersey 07901

Very truly yours, COVERSANT DALLAS PARKWAY (D) LP By: Conversant GP Holdings, LLC, its general partner

By:	/s/ Paul Dumaine
Name: Paul Dumaine Title: General Counsel

Address:Conversant Dallas Parkway (A) LP c/o Conversant Capital LLC 25 Deforest Avenue Summit, New Jersey 07901